UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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[ ]	Preliminary Proxy Statement
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[ ]	Definitive Proxy Statement
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Webco Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WEBCO INDUSTRIES, INC.

9101 West 21st Street
Sand Springs, Oklahoma  74063
(918) 241-1000

To:        401(k) Participants invested in the Webco Stock Fund under the

Webco Industries, Inc. Employee Investment Plan

Date:    August 6, 2004

Re:        Impact of the Proposed Reverse/Forward Stock Splits on the Webco Stock Fund

            This notice describes the impact that the proposed reverse/forward stock split described below will have on shares of Webco common stock allocated to your account in the Webco Employee Investment Plan (the “401(k) Plan”).

            We have filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) regarding the reverse/forward stock split.  The proxy statement is the document that, when finalized, will be distributed to all stockholders to describe the transaction and other relevant considerations.  The proxy statement will also give notice of a special meeting of our stockholders to consider and vote upon a proposal to amend our Certificate of Incorporation to effect a reverse stock split and then an immediate forward stock spilt.  Our Board of Directors will select one of the five reverse/forward split combinations that have been recommended and that the Board believes will best achieve the objectives of the transaction to reduce the number of Webco’s stockholders of record.  Each of the reverse/forward stock splits will have the net effect of stockholders being given one share of Webco common stock for each 10 shares they held before the reverse/forward split.  The reverse/forward stock split will be subject to Webco obtaining adequate financing for the transaction and stockholder approval.  Webco’s Board will also have the ability to decide if and when to implement the transaction and reserves the right to abandon the transaction even if it is approved by our stockholders.

            Stockholders who have less than one whole share after the reverse split will be paid $4.75 per pre-reverse split share.  Stockholders who have fractional shares (anything less than a whole share) left after the subsequent forward split will have the fractional shares bought from them by Webco for $4.75 per pre-reverse split share.  The combinations of reverse/forward stock splits range from a 200 share reverse split/20 share forward split to a 2,000 share reverse split/ 200 share forward split.  As a result, those stockholders holding fewer than 2,000 shares may have their shares purchased by Webco and those stockholders holding fewer than 200 shares will definitely have their shares purchased by Webco, assuming the transaction is implemented.

            We initially believed that participants invested in the Webco Stock Fund would be treated as stockholders for purposes of applying the reverse/forward stock split, as described above and in the attached questions and answers.  However, from a legal perspective, the trust for the 401(k) Plan is the stockholder of record for the shares of Webco common stock held in the 401(k) Plan and will receive the new shares in connection with the reverse/forward stock split.  As a result, your individual holdings in the Webco Stock Fund in the 401(k) Plan will not be purchased in this transaction, since the trust holds greater than any of the reverse stock split ratios being considered.

            If the reverse/forward stock split is effected, Webco would likely have fewer than 300 stockholders of record.   If that is the case, we intend to deregister our common stock under the Securities Exchange Act of 1934.  As a result, our common stock would no longer be traded on the American Stock Exchange, and we would no longer be considered a public company for securities law purposes.  Although Webco’s shares will no longer be quoted on the American Stock Exchange, Webco expects that its common stock will be quoted on the Pink Sheets. The Pink Sheets is a provider of pricing and financial information for the over-the-counter (OTC) securities markets.  It is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, www.pinksheets.com, which provides stock and bond price quotes, financial news and information about securities traded.

            Because of the number of uncertainties surrounding this transaction, we cannot guarantee that the reverse/forward stock split will take place on these or any other terms or that our stock will be quoted and traded on the Pink Sheets.  Because we believe it is likely that the SEC will review and comment on the proxy and related documents we have filed, this transaction could take from 60 to 150 days or more to complete, assuming it is approved by stockholders and implemented by the Board.

            We know that many of you may have some questions regarding the effect of these proposed transactions on your account under the 401(k) Plan.  The questions and answers that are attached are designed to give you some general information regarding the transactions and their impact on the Webco Stock Fund under the 401(k) Plan.  For a more detailed description of the transactions, including the reasons for and benefits of the transaction and the disadvantages of the transaction, we urge you to review the proxy statement and related documents that will be distributed to all Webco stockholders.  If your account is invested in the Webco Stock Fund, you will receive this information when it is distributed to Webco stockholders.

            In the meantime, if you have questions, please contact Mike Howard at (918) 241-1094.

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Important Legal Information: Investors and holders of Webco common stock are urged to read the proxy statement (which will contain a list of the names, affiliations and interests of participants in the solicitation of proxies) regarding the proposed transaction when it becomes available, because it will contain important information.  The proxy statement will be filed with the SEC by Webco, and investors and holders of Webco common stock may obtain a free copy of the proxy statement when it becomes available, and other documents filed with the SEC by Webco, at the SEC’s website at www.sec.gov.  The proxy statement and other documents filed by Webco may also be obtained free by directing a request to Webco at Webco Industries, Inc., c/o Investor Relations, 9101 West 21st Street, P.O. Box 100, Sand Springs, Oklahoma 74063, telephone number (918) 241-1094.

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THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
COVERING SECURITIES THAT HAVE BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933

Webco Industries, Inc.
Employee Investment Plan

Questions and Answers

1.          Q:    Am I considered a Webco stockholder if shares of Webco common stock are allocated to my 401(k) account?

            A:     No.  Technically, the trust for the 401(k) Plan is the stockholder of record for the shares of Webco common stock allocated to your 401(k) account.  You own units in the Webco Stock Fund, which holds a combination of Webco stock and cash.

2.          Q:    Am I entitled to vote on the reverse/forward stock split?

            A:     Yes. You are entitled to direct the Bank of Oklahoma, as directed trustee of the 401(k) Plan (the “Trustee”), to vote the Webco common stock allocated to your account in favor of or against (abstaining votes are treated as votes against the transaction) the transaction being submitted to our stockholders for approval.  Shares of Webco common stock as to which timely voting directions are not given to the Trustee by the participants investing in the Webco Stock Fund will be voted as abstentions, unless contrary to applicable law.  You will receive voting materials and directions on how to cast your vote for or against or abstain from approval of the transaction.  Please review the materials carefully.

The decision as to how to vote is a personal one — to be decided independently by each 401(k) participant and without any undue influence by Webco and its management.  In fact, the Trustee will implement procedures that will ensure that your directions will be entirely confidential with regard to specific individuals — no one from Webco will know how or whether you voted.

3.          Q:    Will I receive the $4.75 cash payment if I have fewer shares of Webco common stock allocated to my 401(k) account than the chosen reverse split ratio?

            A:     No.  The trust for the 401(k) Plan is the stockholder of record, and the trust holds more shares than any of the reverse split ratios being considered.  As a result, the only shares that might be purchased from the Webco Stock Fund are fractional shares after the forward split and will amount to less than 10 shares in total.  As of June 28, 2004, there were 134,447 shares of Webco common stock allocated to 401(k) participants’ accounts.  If the transaction is implemented, the trust will receive one share for every 10 shares that it owned immediately prior to the reverse stock split (13,444 shares if no shares are sold prior to the transaction) Any cash received in the transaction in lieu of fractional shares will be allocated according to how much of the Webco Stock Fund you own relative to the total fund.

Your interest in the Webco Stock Fund is determined using unit accounting rather than share accounting.  This means that your interest in the Webco Stock Fund is expressed in the form of units rather than shares.  The Webco stock fund holds a combination of Webco stock and cash.   Following the reverse/forward split, it is expected that the Webco Stock Fund will allocate all remaining shares and cash to the individual participants’ accounts and will utilize share accounting, which means that if you remain in the Webco Stock Fund, your account will be allocated shares of Webco stock instead of units in the Webco Stock Fund.

4.          Q:    Will the transaction trigger any immediate tax consequences for 401(k) participants?

            A:     No.  Since the 401(k) Plan is a tax-deferred savings vehicle, the transaction will not trigger any immediate tax consequences for 401(k) participants.

5.          Q:    May I reallocate the portion of my account invested in the Webco Stock Fund among the other available investment alternatives prior to the reverse/forward stock split?

            A:     Yes. Investors in the Webco Stock Fund who do not desire to retain stock ownership in Webco may reallocate their investments among the other available investment alternatives at any time up to a deadline that will be approximately one week before the transaction is implemented.  The amount that the Webco Stock Fund will receive for such shares will be based on the market price for such shares on the American Stock Exchange on the date the Trustee is able to sell the shares, which may be more or less than $4.75.

6.          Q:    After the reverse/forward stock split, may I reallocate the portion of my account invested in the Webco Stock Fund among the other available investment alternatives?

            A:     No.  After the reverse/forward stock split, the only way you can transfer out of the Webco Stock Fund is through a distribution.  This could be an in-service distribution (i.e., a hardship withdrawal, see the plan documents for a comprehensive list of in-service distributions) or a post-termination of employment distribution.  No other transfers out of the Webco Stock Fund will be allowed.   When this distribution occurs, it will be a distribution of the shares of Webco’s common stock.  You as an individual may then choose what you want to do with those shares—keep them, roll them over into an IRA, sell them on the Pink Sheets (to the extent possible), or sell them to Webco (subject to Webco’s loan agreement restricting its ability to repurchase shares of common stock).

7.          Q:     If a portion of my 401(k) account is invested in the Webco Stock Fund after the reverse/forward stock split and I receive a distribution of all or a portion of my account, will post-termination distributions and in-service distributions of my 401(k) account include Webco common stock?

            A:     Yes.  Once the reverse/forward stock split is effected, whole shares will be allocated to your 401(k) account.   Upon a distribution of shares of Webco common stock, a 401(k) participant will have a one-time opportunity to sell all distributed shares to Webco during the 90-day period commencing on the date of distribution, subject to limitations under Webco’s loan agreement restricting its ability to repurchase shares of common stock.  The price will be based on the most recent annual independent appraisal for the stock.

8.          Q:    Is it possible that I will not be able to sell my investment in the Webco Stock Fund after the reverse/forward stock split when I take a distribution?

            A:     Yes. It is possible that, at the time you would like to sell your investment in the Webco Stock Fund, Webco will not be allowed to purchase shares out of the Webco Stock Fund because of our loan agreement restricting our ability to repurchase shares of common stock.  Furthermore, we cannot guarantee that you will be able to sell your Webco stock on the Pink Sheets or that if you are able to sell your stock that it will be at a price that is satisfactory to you.

9.          Q:    What can I do if I do not want to take the risk of liquidity after the reverse/forward stock split transaction, whether I continue to hold stock in the Webco Stock Fund or receive stock as part of a distribution?

            A:     If you do not wish to accept immobility of your investment while invested in the Webco Stock Fund or, after the stock is distributed, any liquidity related risk that may exist once the reverse/forward stock split is implemented, then you should consider redirecting your investment in the Webco Stock Fund to other investment alternatives prior to the implementation of the transaction.  You may make that direction at any time up to a deadline that will be approximately one week before the transaction is implemented.  You may re-direct your Webco Stock Fund investment by entering a transfer request through the Bank of Oklahoma’s Participant Service Center, through StartRight Voice or StartRight On-Line.

10.        Q:    After the reverse/forward stock split, may I make additional investments in the Webco Stock Fund?

            A:    No.   The Webco Stock Fund has been closed to new or additional investments since December 2002.  Both before and after the reverse/forward stock split is effected, you may not transfer any additional money into the Webco Stock Fund.   Once assets held in your account are removed for any reason, they may not be reinvested in the Webco Stock Fund.   You may, however, continue to hold shares of Webco common stock allocated to your account subsequent to the reverse/forward stock split.

11.        Q:    Is my ability to take a loan from the 401(k) Plan affected by the reverse/forward stock split?

            A:     Possibly.  Subject to the terms of the 401(k) Plan, you may be permitted to borrow up to a maximum of $50,000, or one-half of the vested balance of your 401(k) account, from your 401(k) account, whichever is less.  Currently, investments in the Webco Stock Fund are not liquidated to make cash available for a loan unless it is necessary to fulfill the loan request (the cash is generated from the sale of other investment alternatives first).  After the reverse/forward stock split, the value of your investment in the Webco Stock Fund will be included to calculate the maximum amount you may borrow.  However, the shares in the Webco Stock Fund may not be used to fund the loan.   This transaction will not affect any loans that are currently outstanding.

12.        Q:    What does it mean when you say that you will buy the stock subject to Webco’s loan agreement restricting its ability to repurchase shares of common stock?

            A:     As with any loan agreement, Webco’s loan agreement contains provisions that say when we can (and at what magnitude) and cannot do certain activities, including acquisitions of other companies, capital spending, paying of dividends and the repurchasing of Webco stock.  It is possible for Webco to be in compliance with the terms of its loan agreement, yet not be allowed to repurchase Webco stock from any source, including the 401(k) Plan.  The lender may also limit how much stock Webco can purchase during the term of the loan agreement and once that limit is reached, Webco would have to obtain permission to undertake any additional purchases of stock.  There can be no assurances that Webco would be successful in getting permission to purchase any additional stock.

13.        Q:   How will shares of Webco common stock allocated to my 401(k) account be valued once the stock is no longer traded on the American Stock Exchange?

            A:    Webco will obtain an independent valuation of the Webco common stock annually.  Any determination of the value of Webco common stock for purposes of the 401(k) Plan will be based on the most recent annual independent valuation of the Webco common stock available.  The independent appraisal may take various factors into consideration when valuing the Webco common stock, including, without limitation, any trading price quoted on the Pink Sheets.